Exhibit (a)(5)(B)

FOR IMMEDIATE RELEASE

CONTACT:	Michael Baker, Chief Corporate Strategy Officer
First Brands Group, LLC
(216) 302-2590
Michael.Baker@firstbrandsgroup.com
Matthew Meyer
Horizon Global Corporation
Chief Accounting Officer
(734) 656-3000
ir@horizonglobal.com

FIRST BRANDS GROUP AND HORIZON GLOBAL CORPORATION ANNOUNCE EXPIRATION OF TENDER OFFER

Plymouth, Michigan, February 7, 2023 - First Brands Group, LLC (“First Brands”) and Horizon Global Corporation (“Horizon Global”) today announced that First Brands’ tender offer to purchase (a) any and all issued and outstanding shares of common stock of Horizon Global (NYSE: HZN) at a price of $1.75 per share (the “Common Stock Offer Price”), and (b) any and all issued and outstanding shares of Series B preferred stock of Horizon Global at a price equal to the Redemption Price (pursuant to the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Horizon Global Corporation) per share of Series B preferred stock calculated as of the closing date of the acquisition of Horizon Global (the “Preferred Stock Offer Price”) (the Common Stock Offer Price and the Preferred Stock Offer Price are referred to herein as the “Offer Price”) subject to any required withholding of taxes, net to the seller in cash without interest, expired one minute after 11:59 p.m. Eastern Time on Monday, February 6, 2023.

First Brands and Horizon Global expect the transaction to close on February 8, 2023, promptly following the acceptance of all shares of preferred stock and common stock validly tendered and not validly withdrawn in the tender offer.

Additional Transaction Details

The depository agent for the tender offer has advised that, as of the expiration of the tender offer, 100% of the shares of Horizon Global’s preferred stock were validly tendered and not withdrawn, and a total of 25,727,921 shares of Horizon Global’s common stock were validly tendered and not withdrawn. Such shares of Horizon Global’s common stock represent approximately 92.77% of the shares of common stock issued and outstanding as of the expiration of the offer, which satisfied the minimum tender condition.

Forward Looking Statements

This release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and give our current expectations or forecasts of future events. These forward-looking statements can be identified by the use of forward-looking words, such as “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan” or other comparable words, or by discussions of strategy that may involve risks and uncertainties.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties which could materially affect our business, financial condition or future results including, but not limited to, risks and uncertainties with respect to: statements about the expected timetable for completing the transaction; First Brands’ and Horizon Global’s beliefs and expectations and statements about the benefits sought to be achieved in the proposed acquisition of Horizon Global, the potential effects of the acquisition on both First Brands and Horizon Global; the impact of the COVID-19 pandemic on Horizon Global’s business, results of operations, financial condition and liquidity, including, without limitation, supply chain and logistics issues and inflationary pressures; interest rate volatility; liabilities and restrictions imposed by Horizon Global’s debt instruments, market demand; competitive factors; supply constraints and shipping disruptions; material, logistics and energy costs, including the increased material costs resulting from the COVID-19 pandemic; inflation and deflation rates; the impact the conflict between Russia and Ukraine has on our business, financial condition or future results, including the duration and scope of such conflict, its impact on disruptions and inefficiencies in our supply chain and our ability to procure certain raw materials, as well as on our energy supply in Europe; technology factors; litigation; government and regulatory actions including the impact of any tariffs, quotas, or surcharges; Horizon Global’s accounting policies; future trends; general economic and currency conditions, including recessionary conditions and volatile interest rates; various conditions specific to Horizon Global’s business and industry; the success of Horizon Global’s action plan, including the actual amount of savings and timing thereof; the success of Horizon Global’s business improvement initiatives in Europe-Africa, including the amount of savings and timing thereof; Horizon Global’s exposure to product liability claims from customers and end users, and the costs associated therewith; factors affecting Horizon Global’s business that are outside of its control, including natural disasters and severe weather conditions (including those caused by climate change), global health pandemics, accidents and governmental actions; and other risks that are discussed in Part I, Item 1A, “Risk Factors” in Horizon Global’s Annual Report on Form 10-K for the twelve months ended December 31, 2021 and Part II, Item 1A, “Risk Factors” in Horizon Global’s subsequent Quarterly Reports on Form 10-Q. The risks described in Horizon Global’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are not the only risks facing Horizon Global. Additional risks and uncertainties not currently known to us or that we currently deemed to be immaterial also may materially adversely affect our business, financial position and results of operations or cash flows.

The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We caution readers not to place undue reliance on forward-looking statements, which speak only as of the date of this release. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect Horizon Global. We do not undertake any obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statement to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as otherwise required by law.

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